Exhibit 15.3

北京大成(上海)律师事务所 中国上海市湖滨路150号 企业天地5号楼16层/22层 邮编：200021	16F/22F, 5 Corporate Avenue,No.150 Hubin Road, Shanghai 200021, P. R. China

CONSENT OF BEIJING DACHENG LAW OFFICES, LLP (Shanghai)

April 28, 2021

Mercurity Fintech Holding Inc.

Room 1112-2, Floor 11
No.15 Xinxi Road
Haidian District, Beijing 100086
People’s Republic of China

Ladies and Gentlemen,

We hereby consent to references to our name by Mercurity Fintech Holding Inc. under the headings “Item 3. Key Information—D. Risk FactorsIf the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC governmental restrictions on foreign investment in internet business, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.” and “Agreements that Provide Us with Effective Control over Lianji” and “Item 4. Information on the Company—C. Organizational Structure” in the annual report on Form 20-F of Mercurity Fintech Holding Inc. for the year ended December 31, 2020(the “Annual Report”), and further consent to the incorporation by reference into the Registration Statement on Form S-8 (No.333-206466). We also consent to the filing of this consent letter with the U.S. Securities and Exchange Commission as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

By:	/s/ 黄开军
Beijing Dacheng Law Offices, LLP (Shanghai)